Exhibit 10.3

Execution Version

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is entered into by and between Airsculpt Technologies, Inc., a Delaware corporation (the “Company”) and Dr. Aaron Rollins (“Executive”), and shall be effective as of January 4, 2023 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Executive and EBS Enterprises, LLC previously entered into an Employment Agreement effective as of October 2, 2018 (the “Original Agreement”), which was amended and restated effective as of October 29, 2021 (the “Amended and Restated Agreement”, and together with the Original Agreement, the “Prior Agreements”); and

WHEREAS, Executive and the Company desire to adjust Executive’s role at the Company such that following the Effective Date, Executive will serve as Executive Chairman of the Company’s Board of Directors (the “Board”) in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Employment and Acceptance. During the Term (as defined in Section 3 below), the Company shall employ Executive, and Executive shall continue to serve the Company, subject to the terms of this Agreement.

2.            Title; Duties and Obligations; Location.

2.1            Title. The Company shall employ Executive to render services to the Company. Following the Effective Date, Executive shall serve in the capacity of Executive Chairman of the Board. Executive’s primary responsibilities as Executive Chairman are to provide leadership and direction to the Board and have the authority, working with the Company’s Chief Executive Officer, to assume responsibility for the Company’s strategic initiatives, subject to the Board’s oversight, including (i) developing the strategy for the Company’s future growth, (ii) leading new opportunities for value-enhancing strategic initiatives, and (iii) ensuring that the Company’s operations are conducted in a best-in-class manner. Executive acknowledges and agrees that Executive’s change in title, authority, duties and responsibilities to the Company due to this change in position shall not constitute “Good Reason” as such term is defined herein and in the Prior Agreements, or otherwise constitute a material breach of this Agreement or the Prior Agreements, and Executive shall not be entitled to any severance, equity vesting acceleration, or any other similar benefits in connection with such change in position.

2.2            Best Efforts/Duties. The duties and responsibilities of Executive shall include such duties and responsibilities as assigned by the Board from time to time consistent with the position of Executive Chairman of the Board. Executive shall perform faithfully and diligently all such duties assigned to Executive. The Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion; provided, that such position and the duties assigned are consistent with the position of an Executive Chairman of the Board or higher level of authority or prestige. Executive shall report to, and be subject to the lawful direction of, the Board. Executive will expend Executive’s best efforts on behalf of the Company, and will abide by all policies of the Company applicable to the Company’s executives generally and all decisions made by the Board, all in accordance with applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of the Company at all times in carrying out his duties and responsibilities under this Agreement. Except as permitted under Section 2.5(i) through (iii) below, Executive shall devote Executive’s full business efforts to the performance, to the best of his ability, experience and talent, of Executive’s assigned duties for the Company. For the avoidance of doubt, the parties acknowledge and agree that Executive is not employed hereunder in his professional capacity as a physician and his duties and responsibilities on behalf of the Company shall not include any act, service or duty that constitutes the practice of medicine under applicable law, and nothing contained in this Agreement requires either party to refer any patient or business to any person or entity.

2.3            Other Positions. In addition to serving in the capacities of Executive Chairman of the Board, Executive also may serve in such other executive-level positions or capacities as may, from time to time, be reasonably requested by the Board, including, without limitation (subject to election, appointment, re-election or re-appointment, as applicable) as an officer of any of the Company’s subsidiaries and/or affiliates, in each case, for no additional compensation. For sake of clarity, nothing contained in this Section 2.3 prohibits Executive from receiving compensation for services to a Managed Practice as permitted in Section 2.5(i) below.

2.4            Compliance with Company Policies. Subject to Section 6 hereof, during the Term, Executive shall be in conformance and comply with all Company written or established policies, rules and regulations governing the conduct of its employees, now in effect, or as subsequently adopted or amended to the extent such policies are in accordance with applicable federal, state and local laws, regulations and ordinances.

2.5            Time Commitment. During the Term, Executive shall use his best efforts to promote the interests of the Company (and, to the extent he serves one or more subsidiaries and/or affiliates pursuant to Section 2.3 hereof, its applicable subsidiaries or affiliates) and, except as provided in subsections (i)-(iii) below, shall devote all of his business time to the performance of his duties for the Company (and, to the extent he serves one or more subsidiaries or affiliates pursuant to Section 2.3 hereof, its applicable subsidiaries or affiliates) and, shall not, directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with the Board’s prior written consent (which shall not be unreasonably withheld), until after the one year anniversary of the Effective Date; provided, that nothing in this Agreement shall prevent Executive from (i) performing services in his professional capacity as a physician for or on behalf of a Managed Practice (as defined in Section 7.1 below) and for him to be compensated for such services, as and to the extent agreed between Executive and the Company, provided such services do not interfere with performance of Executive’s duties hereunder; (ii) participating in charitable, civic, educational, professional, community or industry non-profit associations and organizations and (iii) managing Executive’s passive personal investments, so long as such activities described in clauses (i) through (iii) do not, individually or in the aggregate, materially interfere or conflict with Executive’s duties hereunder, create a business or fiduciary conflict or violate the Employee Covenants Agreement by and between Executive and EBS Enterprises, LLC dated as of October 2, 2018, as amended on October 5, 2021 (the “Covenant Agreement”) (in each case, as determined by the Board). Notwithstanding the foregoing, the Board will review the activities in clauses (i) through (iii) of the preceding sentence on an ongoing basis and reserves the right to prohibit any such activities that it determines in good faith materially interfere with performance of Executive’s duties hereunder, and will provide Executive with written notice of such determination. If the Board so prohibits such activities, Executive will be given a commercially reasonable period of time to extract himself from such activities, during which time he will not be considered in breach of this Agreement.

2.6            Location. Executive’s services shall be performed principally at the Company’s principal office located in Miami, Florida; provided, however, that the Executive shall be permitted to work from a remote location consistent with past practice. From time to time, Executive may be required by his job responsibilities to travel on Company business, and Executive agrees to do so. Executive’s work schedule shall be determined and managed by Executive in his sole discretion, provided, however, Executive performs all duties necessary in his capacity as the Executive Chairman of the Board.

3.            Term. The employment relationship pursuant to this Agreement shall commence on the Effective Date and continue until the earlier of October 29, 2024 or when terminated in accordance with Section 7 below (such period of the employment relationship shall be referred to herein as the “Term”). For avoidance of doubt, Executive’s employment shall be “at-will” and may be terminated by either party at any time in accordance with the terms of this Agreement.

4.            Compensation. For the services rendered by Executive in any capacity under this Agreement during the Term (including, without limitation, serving as an officer, director or member of any committee of the Board), Executive shall be compensated as follows (subject, in each case, to the provisions of Section 4 below):

4.1            Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, beginning as of the Effective Date, the Company shall pay to Executive a salary at the annualized rate of $875,000, payable in substantially equal installments in accordance with the Company’s normal payroll practices as in effect from time to time. The salary may be reviewed annually by the Board or a committee thereof and may be increased, but not decreased, unless such decrease is agreed to by Executive. As used herein Executive’s “Salary” shall be his salary as in effect from time to time after any such adjustments.

4.2            Annual Bonus. In addition to the Salary, Executive shall be eligible for an annual target cash performance bonus of 100% of Executive’s Salary (the “Bonus”), for each fiscal year during the Term (pro-rated for any partial years) (the “Bonus Year”), based upon achievement of individual and/or Company performance criteria, as determined annually by the Board in its sole and absolute discretion. Any Bonus for a fiscal year to the extent earned, shall be paid in a lump sum at a time established by the Board but no later than March 15 of the calendar year immediately following the last day of the fiscal year to which the Bonus relates. Executive must be actively employed with the Company as of October 28th of the Bonus Year in order to receive the Bonus for that fiscal year.

4.3            Annual Equity Awards. Executive will be eligible to participate in the Company’s annual equity grant program. During the Term of this Agreement, Executive’s annual equity grant will be awarded in the first quarter of each calendar year and with a grant date fair value as reported for financial reporting purposes of at least 200% of Executive’s Salary. Equity Awards granted under this Section 4.3 are referred to herein as an “Annual Equity Award” or collectively “Annual Equity Awards”. An Annual Equity Award may be granted in any form allowed under the Company’s 2021 Equity Incentive Plan with vesting terms and conditions as set forth by the Board in its sole and absolute discretion. Each Annual Equity Award shall be subject to the terms and conditions of the applicable grant agreement. All equity grants are subject to the approval of the Board.

4.4            Clawbacks. Any incentive-based or other compensation paid to Executive under this Agreement, including but not limited to Bonuses and equity awards, or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, stock exchange listing requirement or any clawback policy adopted by the Company from time to time will be subject to the deductions and clawback as may be required by such law, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act, government regulation, stock exchange listing requirement or clawback policy.

5.	Benefits.

5.1            Customary Benefits. Executive will be eligible for all customary and usual retirement and welfare benefits (excluding, for the avoidance of doubt, bonus plans not expressly referred to in this Agreement and severance plans/programs/policies, if any) generally available to executives of the Company, subject to the terms and conditions of such benefit plans. The Company reserves the right to change or eliminate benefits on a prospective basis, at any time and from time to time.

5.2            Paid Time Off. Executive shall be entitled to paid vacation, holidays, personal days and sick leave in accordance with the policies, programs and practices of the Company in effect from time to time, but in no event less than four (4) weeks per calendar year (pro-rated for any partial years). Such vacation shall be taken at such intervals as shall be appropriate and consistent with the proper performance of Executive’s duties hereunder.

6.            Business Expenses. The Company shall reimburse Executive during the Term, for all reasonable out-of-pocket business expenses incurred by Executive in the performance of his duties hereunder consistent with level and the manner Executive has historically received such reimbursement and otherwise in accordance with the Company’s expense reimbursement policies as in effect from time to time, provided, that in the event of a conflict between Executive’s historic business reimbursement practices and the Company’s reimbursement policies, the historic business reimbursement practices shall govern. In order to receive such reimbursement, Executive shall furnish to the Company documentary evidence of each such expense in the form required to comply with the Company’s policies.

7.            Termination of Executive’s Employment.

7.1            Termination for Cause by the Company. Although the Company anticipates a mutually rewarding employment relationship with Executive, the Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (i) fraud, embezzlement or other misappropriation by Executive of funds or property of the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”, and each, a “Company Group Member”) or any Persons or professionals for which the Company or its subsidiaries or affiliates provides business, management, administrative, marketing or other support services, including but not limited to Elite Body Sculpture, P.C., Madison Avenue Medical PLLC, EBS Illinois, LLC, EBS - Texas, LLC, EBS Georgia, LLC and any other corporation, limited liability company, partnership or association that is party to a management services agreement or similar agreement with the Company or any of the Company’s subsidiaries or affiliates for the rendering of certain management services and other related services by the Company or any of the Company’s subsidiaries or affiliates (each, a “Managed Practice” and collectively, “Managed Practices”); (ii) any gross misconduct by Executive that is injurious, directly or indirectly, in any material respect to any Company Group Member or any Managed Practice; (iii) Executive’s failure to perform, or breach of, in any material respect, any of his obligations under this Agreement or the Covenant Agreement or any other agreement or contract between Executive and any Company Group Member; (iv) Executive’s exclusion, debarment, termination or suspension under any Medicare, Medicaid, TRICARE or other federal, state or government health care program, or commission or conviction of, indictment for or plea of guilty or no-contest to, any felony or any crime involving moral turpitude, embezzlement, fraud or self-dealing or any crime which could reasonably be expected to subject Executive, any Company Group Member, services or Managed Practices to exclusion, debarment, termination or suspension under any Medicare, Medicaid, TRICARE or other federal, state or government health care program; (v) Executive’s license to practice medicine in the State of California or New York is revoked, terminated, cancelled, suspended, relinquished or placed on probationary status; (vi) Executive’s use of alcohol or controlled substances that impairs his ability to perform his duties and responsibilities with respect to any Company Group Member or Managed Practices in any material respect; (vii) Executive challenging the legality, validity or enforceability of any of the Managed Practice documents; (viii) termination by a Managed Practice owned or controlled by Executive of a managed services agreement with any Company Group Member for reasons other than a material breach of such agreement by the Company Group Member; (ix) the willful breach by a Managed Practice owned or controlled by Executive of a management services agreement with any Company Group Member; or (x) Executive’s failure to give timely notice of his resignation under Section 7.4. Notwithstanding the foregoing, “Cause” shall not be deemed to exist under clauses (ii), (iii), (ix) or (x) of the immediately preceding sentence unless the Company has provided written notice to Executive specifying in reasonable detail the acts or omissions of Executive that the Company alleges constitute “Cause” and Executive shall have failed to rescind any such act or cure any such omission within thirty (30) calendar days after receipt of the notice (unless such failure is not susceptible to cure, as determined by the Board).

In the event Executive’s employment is terminated in accordance with this Section 7.1, the Company shall pay the following amounts to Executive within the time period required by applicable law:

(i)            any accrued but unpaid Salary (as determined pursuant to Section 4.1 hereof) for services rendered prior to the date of Executive’s termination of employment (the “Termination Date”), which accrued but unpaid Salary shall be paid on or before the time required by law;

(ii)           payment for any accrued but unused paid time off;

(iii)          expenses reimbursable under Section 6 hereof incurred prior to the Termination Date but not yet reimbursed, which reimbursable (but not yet reimbursed) expenses, if any, shall (subject to Executive’s timely submission of invoices) be paid on or before the time required by law; and

(iv)          vested entitlements under any other Company benefit plan or program (with the exception of those, if any, relating to severance) that Executive is otherwise entitled to receive under such plan, program, policy or practice on the Termination Date, in each case, in accordance with (and subject to the terms, conditions and limitations set forth in) such plan, program, policy, or practice.

The amounts described in clauses (i) through (iv) above shall be referred to herein as the “Accrued Obligations.” All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

7.2            Termination Without Cause by the Company/Termination by Executive For Good Reason. The Company may terminate Executive’s employment under this Agreement without Cause at any time upon written notice to Executive or Executive may resign with Good Reason subject to the notification requirements and the Cure Period (as defined below), in each case as set forth below. In the event of such termination, Executive will receive:

(i)            The Accrued Obligations and any Bonus earned in respect of a prior completed year that has not yet been paid; and

(ii)           Subject to Section 7.6, a payment in the aggregate amount equal to two (2) times the sum of (x) Executive’s Salary (at the rate as of the Termination Date) plus (y) Executive’s target Bonus, payable (less applicable withholdings and deductions) in a lump sum on the next regular pay date of the Company following the date that the Release becomes effective and is no longer subject to revocation, in accordance with the Company’s then-current payroll practices, but in no event later than March 15 of the calendar year immediately following the calendar year in which the Termination Date occurs. The payment referred to in this clause (ii) is referred to as the “Severance Payment.”

For purposes of this Agreement, “Good Reason” is defined as any one or more of the following without Executive’s prior written consent:

(a)            a material reduction of Executive’s title, authority, duties or responsibilities with the Company;

(b)            a reduction in Executive’s Salary;

(c)            relocation of Executive’s principal place of work to a place more than twenty-five (25) miles from the Company’s headquarters in Miami, Florida as of the date hereof, unless such relocation is otherwise agreed to in writing by Executive; or

(d)            a material breach by the Company of this Agreement.

Notwithstanding the foregoing, Good Reason shall not exist unless Executive notifies the Company in writing of the existence of the applicable condition specified above not later than thirty (30) days after the initial existence of the condition, and the Company fails to remedy such condition within fifteen (15) days after receipt of such notice (the “Cure Period”); provided, however, that if the Company cannot remedy such condition within such fifteen (15) day period for reasons outside of the Company’s reasonable control, as determined by the Board in its sole and absolute discretion, the Cure Period shall be extended to provide an additional period to remedy such condition, which extension shall not in any case exceed fifteen (15) calendar days. In the event the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period (after giving effect to any extension of the Cure Period), Executive’s resignation for Good Reason must occur, if at all, within thirty (30) calendar days following the expiration of the Cure Period.

For the avoidance of doubt, termination of the Executive’s employment as Executive Chair on or after October 29, 2024 shall not be considered termination of Executive’s employment by the Company without Cause.

7.3            Termination of Employment due to Executive’s death or Disability.

Executive’s employment under this Agreement shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment under this Agreement due to Executive’s Disability (as defined below). In the event of such termination, Executive (or Executive’s estate, as the case may be) will be entitled to receive, the Accrued Obligations, and any Bonus earned in respect of a prior completed year that has not yet been paid, and no other amount, except as required by applicable law.

All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished. For purposes of this Agreement “Disability” means Executive’s physical or mental illness, injury or infirmity which prevents Executive from performing Executive’s material duties for a period of (A) one-hundred and eighty (180) consecutive calendar days or (B) an aggregate of ninety (90) calendar days out of any consecutive six (6) month period.

7.4            Voluntary Resignation by Executive Without Good Reason. Executive may voluntarily resign Executive’s position with the Company without Good Reason at any time, upon sixty (60) days’ advance written notice. The effectiveness of any such voluntary resignation may be accelerated by the Company in its sole and absolute discretion. In the event of such termination or resignation, Executive will be entitled to the Accrued Obligations and no other amount, except as required by applicable law.

7.5            Removal from any Boards and Positions. If Executive’s employment is terminated for any reason, Executive shall automatically, without further action, notice or deed, be deemed to resign from any position with any Company Group Member, including, but not limited to, as an officer of any Company Group Member; provided, however, that Executive shall not be deemed to resign or be required to resign from his position as a member of the Board unless Executive is terminated for Cause, in which case Executive shall resign his position as a member of the Board but shall maintain any rights Executive has under the Stockholders Agreement of AirSculpt Technologies, Inc., dated as of November 2, 2021 (the “Stockholders Agreement”), including but not limited to the right of Executive to appoint a successor to the Board pursuant to Section 2.1(a)(ii) of the Stockholders Agreement. Notwithstanding the foregoing, this Section 7.5 shall control in the event of conflict with the Stockholders Agreement. For avoidance of doubt, Executive acknowledges and agrees that Executive’s change in title, authority, duties and responsibilities to the Company under this Agreement shall not constitute “Good Reason” as such term is defined herein and in the Prior Agreements, or otherwise constitute a material breach of this Agreement or the Prior Agreements, and Executive shall not be entitled to, and hereby waives any right to, any severance, equity vesting acceleration, or any other similar benefits in connection with the change in title authority, duties and responsibilities to the Company due to the change in position under this Agreement; however, Executive shall not be deemed to waive any rights to severance or other benefits under this Agreement or any other agreements with the Company in the event that Executive terminates his employment for Good Reason as provided hereunder.

7.6            Release. In order to receive the Severance Payments, Executive must timely execute (and not revoke) a separation agreement and general release (the “Release”) in substantially the form attached hereto as Exhibit A within sixty (60) days of the Termination Date, and (ii) Executive’s non-revocation of such Release. Notwithstanding anything to the contrary contained in this Agreement, (i) the Company’s obligations to provide the Severance Payments will immediately cease if Executive is in breach of the Covenant Agreement in any material respect and fails to cure such breach (if curable) within fifteen (15) days after receipt of notice of such breach from the Company, and (ii) in the event that Executive fails to timely cure such breach of the Covenant Agreement, then upon demand by the Company, Executive shall immediately repay to the Company the amount of any Severance Payments previously paid.

8.            Non-contravention. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on his activities on behalf of the Company Group Member as a result of agreements into which Executive has entered.

9.	General Provisions.

9.1            Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

9.2            Waiver. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, and no waiver in any one instance shall be effective with respect to any other instance or create a course of dealing.

9.3            Key-Man Insurance. Upon the Company’s request, Executive shall cooperate (including, without limitation, taking any required physical examinations) in all respects in obtaining a key-man life and/or long-term disability insurance policy with respect to Executive in which the Company (or any subsidiary or affiliate) is named as the beneficiary.

9.4            Legal Counsel. Executive acknowledges and warrants that (i) he has been advised that Executive’s interests may be different from the Company’s interests, (ii) he has been afforded a reasonable opportunity to review this Agreement, to understand its terms and to discuss it with an attorney and/or financial advisor of his choice and (iii) he knowingly and voluntarily entered into this Agreement. The Company and Executive shall each bear their own costs and expenses in connection with the negotiation and execution of this Agreement.

9.5            Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

9.6            Interpretation; Construction. The headings set forth in this Agreement and the division of this Agreement into sections and subsections are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has reviewed and revised this Agreement and had it reviewed by legal counsel and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

9.7            Governing Law; Jurisdiction. Any and all actions or controversies arising out of this Agreement, Executive’s employment by the Company or the termination thereof, including, without limitation, breach of contract and tort claims, shall be construed and enforced in accordance with the internal laws of the State of Florida, without regard to any choice of law or conflicting provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Florida to be applied. Any and all actions arising out of this Agreement or Executive’s employment by the Company or the termination thereof shall be brought and heard in the state and federal courts located in the Florida, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts. COMPANY AND EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE SPECIFICALLY WITH RESPECT TO THIS WAIVER.

9.8            Remedies Cumulative. All remedies provided in this Agreement are cumulative and in addition to all other remedies which may be available at law or in equity.

9.9            Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, faxed, or sent by nationally recognized overnight courier service (with next business day delivery requested), or sent by electronic mail, provided, that the submission by electronic mail is promptly confirmed by telephone confirmation thereof or followed by one of the other foregoing permitted means of notice. Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, in the case of faxed or notice by email, upon transmission of the fax or email, in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to the Company, to:

AirSculpt Technologies, Inc.

400 Alton Road, Unit TH-103M

Miami Beach, FL 33129

Attn:      Board of Directors

with a copy to:

McDermott Will & Emery LLP

500 North Capital Street, NW

Washington, DC 20001-1531

Email: tconaghan@mwe.com

Attn:      Thomas Conaghan

If to Executive, to him at the offices of the Company with a copy to him at his home address as set forth in the records of the Company.

9.10          Survival. Notwithstanding anything herein to the contrary, each provision of this Agreement shall survive the termination of this Agreement for any reason or Executive’s ceasing to provide services to the Company to the extent necessary to give effect to its terms, including, without limitation, Sections 8, 9, 10, 11, 12, and 13 of this Agreement.

9.11          Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

9.12          Defend Trade Secrets Act. Executive acknowledges receipt of the following notice under the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

9.13          Preserved Rights. This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with Executive’s protected rights under federal, state or local law to, without notice to the Company: (i) communicate or file a charge with a government regulator, (ii) participate in an investigation or proceeding conducted by a government regulator, or (iii) receive an award paid by a government regulator for providing information.

9.14          Cooperation. Subject to Section 9.14, during the Term and thereafter, in the event that any proceeding is commenced by any governmental authority or other person in connection with the business of the Company, Executive agrees to cooperate with the Company to defend against such proceeding and, if an injunction or other order is issued in any such proceeding, to cooperate with the Company in its efforts to have such injunction or other order lifted. If such cooperation is following the end of the Term, then the Company shall reimburse Executive for all reasonable documented out-of-pocket expenses incurred in connection with such cooperation and the Company agrees that such cooperation will not unreasonably interfere with Executive’s duties to a subsequent employer.

9.15          Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes. Executive will be solely responsible for all taxes assessed against him under applicable law with respect to the compensation and benefits described in this Agreement, other than typical employer-paid taxes such as FICA, and the Company makes no representations as to the tax treatment of such compensation and benefits.

9.16          Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement.

9.17          Expenses. The Company shall reimburse Executive up to $15,000 for attorney’s fees and costs in connection with the negotiation, preparation and execution of this Agreement through December 31, 2022.

10.            No Other Contracts. Executive represents and warrants to the Company Group Members that neither the execution and delivery of this Agreement by Executive nor the performance of Executive’s obligations hereunder, shall constitute a default under or a breach of any other agreement or contract to which Executive is a party or by which Executive is bound, nor shall the execution and delivery of this Agreement by Executive nor the performance of Executive’s duties and obligations hereunder give rise to any claim or charge against either Executive or any Company Group Member based upon any other contract, or agreement to which Executive is a party or by which Executive is bound. Executive shall indemnify and hold harmless each Company Group Member against any and all claims that execution and delivery of this Agreement by Executive or Executive’s performance of his obligations hereunder constitutes a default under or a breach of any other agreement or contract to which Executive is a party or by which Executive is bound.

11.	Code Section 409A Compliance.

11.1          This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986 as amended, and any regulations and Treasury guidance promulgated thereunder (collectively, “Section 409A of the Code”).

11.2          The Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A of the Code.

11.3          The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. No Company Group Member shall be liable to Executive for any payment made under this Agreement which is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

11.4          For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

11.5          With respect to any reimbursement of expenses or any provision of in-kind benefits to Executive specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (ii) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangements providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year following the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

11.6          Notwithstanding anything in this Agreement to the contrary, if a payment obligation arises on account of Executive’s separation from service while Executive is a “specified employee” as described in Section 409A of the Code and the Treasury Regulations thereunder and as determined by the Company in accordance with its procedures, by which determination Executive is bound, any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) shall be made on the first (1st) business day of the seventh (7th) month following the date of Executive’s separation from service, or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death.

12.          Section 280G of the Code. In the event that it is determined that any payments or benefits provided under this Agreement, together with any payments or benefits to be provided under any other plan, program, arrangement or agreement, would constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended, and any regulations and Treasury guidance promulgated thereunder (collectively, “Section 280G of the Code”) and would, but for this Section 12 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (the “Excise Tax”), then the amounts of any such payments or benefits under this Agreement and such other arrangements shall be either (a) paid in full or (b) reduced to the minimum extent necessary to ensure that no portion of the payments or benefits is subject to the Excise Tax, whichever of the foregoing (a) or (b) results in the Executive’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). The Company shall cooperate in good faith with the Executive in making such determination, including but not limited to providing the Executive with an estimate of any parachute payments as soon as reasonably practicable prior to an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code). Any such reduction pursuant to this Section 12 shall be made in a manner that results in the greatest economic benefit for the Executive and is consistent with the requirements of Section 409A of the Code. Any determination required under this Section 12 shall be made in writing in good faith by a nationally recognized public accounting firm selected by the Company and paid for by the Company. The Company and the Executive shall provide the accounting firm with such information and documents as the accounting firm may reasonably request in order to make a determination under this Section 12.

13.          Entire Agreement; Modification. This Agreement and the Covenant Agreement contain the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment during the Term and activities following termination of this Agreement and the Executive’s employment with the Company and supersede any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter of this Agreement or the Covenant Agreement. Each party hereto acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein or in the Covenants Agreement. No agreement, promise or statement not contained in this Agreement or the Covenant Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound there.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES FIRST ABOVE WRITTEN.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of January 4, 2023.

COMPANY

AirSculpt Technologies, Inc.

By:	/s/ Daniel Sollof
Name: Daniel Sollof
Title: Authorized Signatory

EXECUTIVE

/s/ Dr. Aaron Rollins
Dr. Aaron Rollins

[Signature Page to Dr. Rollins Second Amended and Restated Employment Agreement]

Execution Version

Exhibit A

[The language in this Release may change based on legal developments, no substantive changes may be made without Executive’s consent.]

GENERAL RELEASE OF ALL CLAIMS

1.              For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned (“Executive”), for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge EBS Enterprises, LLC and AirSculpt Technologies, Inc. (“AirSculpt” and together with EBS Enterprises, LLC, the “Company”), and the Company’s subsidiaries, parents, affiliates, related organizations, and equity holders, and their respective affiliates, employees, officers, directors, attorneys, successors, and assigns or each of the foregoing (collectively, the “Releasees”) from, and does fully waive any obligations or liabilities of Releasees to Releasers of any kind and nature that Releasers had, have, or might claim to have against Releasees at the time Executive executes this General Release for or in respect of any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses, of any kind, with respect to Executive’s employment (or the termination thereof), under the Amended and Restated Employment Agreement between the Company and the Executive dated as of October 5, 2021 (the “Employment Agreement”) (or any successor agreement) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the Equal Pay Act, Employee Retirement Income Security Act, Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes, without limitation, a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not apply to (a) any claims or rights for vested compensation or benefits, (b) any claims or rights for indemnification under directors and officers liability insurance or the Company’s limited liability company agreement, (c) any claims to enforce payments following termination of employment under the Employment Agreement, or (d) any claims or rights accruing to any Releaser as a shareholder of AirSculpt, including under the Stockholders Agreement of AirSculpt Technologies, Inc. dated as of [             ] (the “Stockholders Agreement”) and the Registration Rights Agreement by and among AirSculpt Technologies, Inc. and the other parties thereto dated as of [          ].

2.              Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3.              Executive acknowledges and agrees that the Employee Covenants Agreement between Executive and the Company, dated as of October 2, 2018, as amended on October 5, 2021 (the “Covenant Agreement”) and Executive’s obligations thereunder remain valid and binding on Executive following his termination of employment, and that Executive is required to comply with the terms and conditions of such Covenant Agreement. Executive further acknowledges and agrees that Section 7.6 of the Employment Agreement survives Executive’s termination of employment, and in the event of a breach of the Covenant Agreement and Executive’s failure to cure such breach within fifteen (15) days after receipt of notice from the Company of such breach, that the Company has the right to recover any severance payments paid to Executive and Executive is obligated to repay such payments in accordance with Section 7.6 of the Employment Agreement.

4.	Executive acknowledges and recites that:

(a)             Executive has executed this General Release knowingly and voluntarily and that he has read and understands this General Release in its entirety;

(b)            Executive has been advised and directed orally and in writing (and this subsection (b) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to this General Release before executing it; and

(c)             Executive is specifically waiving any claims regarding age discrimination, including, without limitation, pursuant to the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

(d)            Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release.

(e)             Executive has been given at least twenty-one (21) days to consider this General Release, and if executed prior to the expiration of the twenty-one (21) day period, such execution is knowing and voluntary.1

(f)             The additional benefits and other promises that Executive is to receive under the Employment Agreement are sufficient consideration for this General Release.

5.              This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Florida, except for the application of pre-emptive Federal law.

6.              Executive may revoke this General Release within seven (7) calendar days after signing it. To be effective, such revocation must be made in writing to [NAME], with a copy received at [ADDRESS]. Revocation can be made by hand delivery, electronic mail, facsimile, or postmarking before the expiration of this seven (7) day period.

Date:	Executive:

1 21 day period shall be extended to 45 days (or such longer period required by law) if in connection with termination of two or more individuals.

2